Exhibit 99.1

JPMorgan Chase & Co.
270 Park Avenue, New York, NY 10017-2070
NYSE symbol: JPM
www.jpmorganchase.com

News release: IMMEDIATE RELEASE
JPMORGAN CHASE REPORTS FOURTH-QUARTER 2010 NET INCOME OF
$4.8 BILLION, UP 47% OVER PRIOR YEAR, ON REVENUE1 OF $26.7 BILLION;
$1.12 EARNINGS PER SHARE
FULL-YEAR 2010 NET INCOME OF $17.4 BILLION, UP 48% OVER PRIOR
YEAR, ON REVENUE1 OF $104.8 BILLION;
$3.96 EARNINGS PER SHARE
•	Investment Bank reported solid revenue and client flows for the quarter; #1 ranking for Global Investment Banking Fees for the full year

•	Retail Financial Services added more than 150 new branches and 5,000 salespeople; opened more than 1.5 million net checking accounts during 2010

•	Card Services rolled out new products and opened 11.3 million new accounts during 2010; sales volume up 9% compared with the prior-year quarter

•	Commercial Banking reported record revenue and net income for the full year

•	Treasury & Securities Services assets under custody were $16.1 trillion, up 8% year-over-year

•	Asset Management reported record revenue for the quarter and full year; record long-term AUM net inflows of $69 billion in 2010

•	Current-quarter results included the following significant items:
-	$930 million pretax ($0.14 per share after-tax) net increase in Retail Financial Services loan loss reserves, composed of:
•	$2.1 billion pretax reserve increase for the Washington Mutual purchased credit-impaired loan portfolios

•	$1.2 billion pretax reserve decrease for the non-credit-impaired loan portfolios
-	$2.0 billion pretax ($0.30 per share after-tax) reduction in Card Services loan loss reserves

-	$1.5 billion pretax ($0.22 per share after-tax) of additional litigation reserves, predominantly for mortgage-related matters, in Corporate

-	$1.2 billion pretax ($0.18 per share after-tax) securities gains in Corporate
•	Fortress balance sheet strengthened: Basel I Tier 1 Common[1] of $115 billion, or 9.8%, and estimated Basel III Tier 1 Common[1] of 7.0%; credit reserves at $33.0 billion, with loan loss coverage ratio at 4.5% of total loans[1]

Investor Contact: Lauren Tyler (212) 270-7325	Media Contact: Joe Evangelisti (212) 270-7438

[1]	Revenue on a managed basis, credit reserves, credit ratios and capital ratios reflect the impact of the January 1, 2010, adoption of accounting guidance that amended the accounting for transfers of financial assets and consolidation of VIEs. For notes on managed basis and other non-GAAP measures, see page 14.

J.P. Morgan Chase & Co.
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•	Continued support for economic recovery:
-	Over $1.4 trillion in new and renewed credit provided to and capital raised for consumers, corporations, small businesses, municipalities and not-for-profits in 2010

-	Loan modifications of 1,038,000 offered and 285,000 completed since the beginning of 2009
New York, January 14, 2011 — JPMorgan Chase & Co. (NYSE: JPM) today reported fourth-quarter 2010 net income of $4.8 billion, an increase of 47% compared with $3.3 billion for the fourth quarter of 2009. Earnings per share were $1.12, compared with $0.74 for the fourth quarter of 2009. Full-year 2010 net income was $17.4 billion, an increase of 48% compared with $11.7 billion for the prior year. Earnings per share were $3.96, compared with $2.26 for 2009.
Jamie Dimon, Chairman and Chief Executive Officer, commented: “Solid performance in the quarter and for the year reflected good results across most of our businesses, which benefited from strong client relationships and continued investments for growth. Credit trends in our credit card and wholesale businesses continued to improve. In our mortgage business, while charge-offs and delinquencies have improved, credit costs still remain at abnormally high levels and continue to be a significant drag on our returns.”
Regarding the Firm’s balance sheet, Dimon said: “We continued to strengthen our fortress balance sheet, ending the year with a strong Tier 1 Common ratio of 9.8%. By 2019, banks will be expected to maintain a Tier 1 Common ratio of 7% under Basel III — we estimate that our ratio is approximately 7% this quarter. Our total firmwide credit reserves declined to $33.0 billion, resulting in a firmwide coverage ratio of 4.5% of total loans1. We are confident that we have the earnings power to generate substantial capital, well beyond what we will need to prudently grow our business.”
Dimon further remarked: “I am proud of what our employees have done for our clients and our communities. Throughout 2010, we supported the economic recovery while also preparing for the future. We provided credit to and raised capital for our clients of more than $1.4 trillion during the year. These efforts included more than $10 billion of credit provided to over 250,000 small businesses in the U.S. in support of our communities, an increase of more than 50% over 2009. We also made substantial investments in the future of our businesses this year, opening branches and offices, and adding bankers around the world, including hiring more than 8,000 people in the U.S. alone.”
Dimon continued: “We remain committed to helping homeowners and preventing foreclosures. Since the beginning of 2009, we have offered 1,038,000 trial modifications to struggling homeowners. Of the 285,000 modifications we completed, more than 50% were modified under Chase programs, and the remainder were offered under government-sponsored or agency programs.”
Dimon concluded: “Through the outstanding efforts of our 239,000 employees around the world, our Firm has come through the worst economic storm in recent history stronger than we have ever been. We never stopped innovating and investing in the products that support and serve our clients and the communities where we do business. Although we continue to face challenges, there are signs of stability and growth returning to both the global capital markets and the U.S. economy.

J.P. Morgan Chase & Co.
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We are well positioned with the capital strength necessary to make the right investments to take advantage of these opportunities for the benefit of our shareholders.”
In the discussion below of the business segments and of JPMorgan Chase as a Firm, information is presented on a managed basis. For more information about managed basis, as well as other non-GAAP financial measures used by management to evaluate the performance of each line of business, see page 14. The following discussion compares the fourth quarters of 2010 and 2009 unless otherwise noted.
INVESTMENT BANK (IB)

Results for IB				3Q10		4Q09
($ millions)	4Q10	3Q10	4Q09	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net Revenue	$6,213	$5,353	$4,929	$860	16%	$1,284	26%
Provision for Credit Losses	(271)	(142)	(181)	(129)	(91)	(90)	(50)
Noninterest Expense	4,201	3,704	2,286	497	13	1,915	84
Net Income	$1,501	$1,286	$1,901	$215	17%	($400)	(21)%
Discussion of Results:
Net income was $1.5 billion, down 21% compared with the prior year and up 17% compared with the prior quarter. The decrease from the prior year reflected higher noninterest expense, partially offset by higher revenue and a higher benefit from the provision for credit losses; the increase from the prior quarter reflected higher revenue and a higher benefit from the provision for credit losses, partially offset by higher noninterest expense.
Net revenue was $6.2 billion, compared with $4.9 billion in the prior year and $5.4 billion in the prior quarter. Investment banking fees were $1.8 billion, down 3% from the prior year and up 22% from the prior quarter; these consisted of equity underwriting fees of $489 million (down 11% from the prior year and up 47% from the prior quarter), debt underwriting fees of $920 million (up 26% from the prior year and 17% from the prior quarter) and advisory fees of $424 million (down 31% from the prior year and up 10% from the prior quarter). Fixed Income Markets and Equity Markets revenue totaled $4.0 billion, compared with $3.7 billion in the prior year and $4.3 billion in the prior quarter, reflecting solid client revenue. Credit Portfolio revenue was $377 million, primarily reflecting net interest income and fees on retained loans.
The provision for credit losses was a benefit of $271 million, compared with a benefit of $181 million in the prior year. The current-quarter provision primarily reflected a reduction in the allowance for loan losses, largely related to net repayments and loan sales. The ratio of the allowance for loan losses to end-of-period loans retained was 3.51%, compared with 6.13% in the prior year adjusting for the impact of the consolidation of asset-backed commercial paper conduits in accordance with accounting guidance that became effective January 1, 2010. The current quarter allowance coverage ratio would have been 5.77% excluding these balances, compared with 8.25% as reported in the prior year. Net recoveries were $23 million, compared with net charge-offs of $685 million in the prior year.
Noninterest expense was $4.2 billion, up 84% from the prior year and 13% from the prior quarter. The increase from the prior year was driven by higher performance-based compensation expense and other noncompensation expense, including increased litigation reserves.

J.P. Morgan Chase & Co.
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Key Metrics and Business Updates:
(All comparisons refer to the prior-year quarter except as noted, and all rankings are according to Dealogic)
•	Ranked #1 in Global Investment Banking Fees for the year ended December 31, 2010.

•	Ranked #1 in Global Debt, Equity and Equity-related; #2 in Global Long-Term Debt; #3 in Global Equity and Equity-related; #4 in Global Announced M&A; and #1 in Global Syndicated Loans, based on volume, for the year ended December 31, 2010.

•	Return on equity was 15% on $40.0 billion of average allocated capital for the quarter.
•	End-of-period loans retained were $53.1 billion, up 17% from the prior year and 4% from the prior quarter. End-of-period held-for-sale and fair-value loans were $3.7 billion, up 5% from the prior year and 66% from the prior quarter.
RETAIL FINANCIAL SERVICES (RFS)

Results for RFS				3Q10		4Q09
($ millions)	4Q10	3Q10	4Q09	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net Revenue	$8,525	$7,646	$7,669	$879	11%	$856	11%
Provision for Credit Losses	2,456	1,548	4,229	908	59	(1,773)	(42)
Noninterest Expense	4,824	4,517	4,302	307	7	522	12%
Net Income/(Loss)	$708	$907	($399)	($199)	(22)%	$1,107	NM
Discussion of Results:
Net income was $708 million, compared with a net loss of $399 million in the prior year.
Net revenue was $8.5 billion, an increase of $856 million, or 11%, compared with the prior year. Net interest income was $4.8 billion, down by $241 million, or 5%, reflecting the impact of lower loan balances and narrower loan spreads, partially offset by an increase in deposit balances. Noninterest revenue was $3.7 billion, up by $1.1 billion, or 42%, as higher mortgage fees and related income were partially offset by lower deposit-related fees.
The provision for credit losses was $2.5 billion, a decrease of $1.8 billion from the prior year and an increase of $908 million from the prior quarter. The current-quarter provision reflected a $2.1 billion increase in the allowance for loan losses for the Washington Mutual purchased credit-impaired loan portfolio. The impairment of the purchased credit-impaired portfolio reflected an increase in estimated future credit losses and was largely related to home equity and, to a lesser extent, option ARM loans. The current-quarter provision also reflected a reduction of $1.8 billion in the allowance for loan losses, predominantly for the mortgage loan portfolios. This reduction in the allowance for loan losses included the effect of a one-time $632 million adjustment related to the timing of when we recognize charge-offs on delinquent loans. This adjustment was completely offset by an equivalent acceleration of charge-offs, resulting in no net impact on current-period earnings. Absent this one-time adjustment, the allowance for loan losses would have been reduced by $1.2 billion. The remaining reduction of the allowance was the result of an improvement in delinquencies and lower estimated losses for the mortgage loan portfolios and, to a lesser extent, the business banking and auto loan portfolios. The net addition of $299 million to the allowance for loan losses compares with a $1.5 billion addition in the prior year. Absent the one-time reduction in the allowance for loan losses discussed above, the net increase in the allowance for the quarter would have been $930 million.

J.P. Morgan Chase & Co.
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Net charge-offs were $2.2 billion, including the effect of the one-time $632 million adjustment discussed above. This acceleration of charge-offs was completely offset by an equivalent reduction in the allowance for loan losses, resulting in no net impact on current-period earnings. Absent this one-time adjustment, charge-offs during the quarter would have been $1.5 billion. The following current-quarter net charge-offs and net charge-off rates include the impact of the one-time acceleration of charge-offs. Home equity net charge-offs were $792 million (3.48% net charge-off rate1), compared with $1.2 billion (4.52% net charge-off rate1) in the prior year. Subprime mortgage net charge-offs were $429 million (14.42% net charge-off rate1), compared with $452 million (14.01% net charge-off rate1). Prime mortgage net charge-offs were $528 million (3.73% net charge-off rate1), compared with $568 million (3.81% net charge-off rate1). The allowance for loan losses to end-of-period loans retained, excluding purchased credit-impaired loans, was 4.72%, compared with 5.09% in the prior year and 5.36% in the prior quarter.
Noninterest expense was $4.8 billion, an increase of $522 million, or 12%, from the prior year.
Retail Banking reported net income of $954 million, a decrease of $73 million, or 7%, compared with the prior year.
Net revenue was $4.4 billion, down 2% compared with the prior year. The decrease was driven by lower deposit-related fees, partially offset by an increase in deposit balances.
The provision for credit losses was $73 million, down $175 million compared with the prior year. The current-quarter provision reflected lower net charge-offs and a reduction of $100 million to the allowance for loan losses due to lower estimated losses. Retail Banking net charge-offs were $173 million (4.13% net charge-off rate), compared with $248 million (5.72% net charge-off rate) in the prior year.
Noninterest expense was $2.7 billion, up 4% compared with the prior year, resulting largely from sales force increases.
Key Metrics and Business Updates:
(All comparisons refer to the prior-year quarter except as noted)
•	Checking accounts totaled 27.3 million, up 6% from the prior year and 1% from the prior quarter.

•	Average total deposits were $338.7 billion, up 3% from the prior year and 1% from the prior quarter.

•	Deposit margin was 3.00%, compared with 3.06% in the prior year and 3.08% in the prior quarter.

•	End-of-period Business Banking loans were $16.8 billion, down 1% from the prior year and up 1% from the prior quarter; originations were $1.4 billion, up 114% from the prior year and 27% from the prior quarter.

•	Branch sales of credit cards were up 4% compared with the prior year and down 3% from the prior quarter.

•	Branch sales of investment products increased 4% from the prior year and 5% from the prior quarter.

•	Overhead ratio (excluding amortization of core deposit intangibles) was 59%, compared with 55% in the prior year and 61% in the prior quarter.

•	Number of branches was 5,268, up 2% from the prior year and 1% from the prior quarter.

J.P. Morgan Chase & Co.
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Mortgage Banking & Other Consumer Lending reported net income of $577 million, an increase of $311 million, or 117%, from the prior year.
Net revenue was $2.8 billion, up by $1.2 billion, or 74%, from the prior year. Mortgage Banking net revenue was $2.0 billion, up by $1.1 billion. Other Consumer Lending net revenue, comprising Auto and Student Lending, was $827 million, up by $45 million, predominantly as a result of higher auto loan and lease balances.
Mortgage Banking net revenue included $244 million of net interest income, $1.6 billion of mortgage fees and related income, and $108 million of other noninterest revenue. Mortgage fees and related income comprised $749 million of net production revenue, $574 million of servicing operating revenue and $286 million of MSR risk management revenue. Production revenue, excluding repurchase losses, was $1.1 billion, an increase of $618 million, reflecting higher mortgage origination volumes and wider margins. Total production revenue was reduced by $349 million of repurchase losses, compared with repurchase losses of $672 million in the prior year. Servicing operating revenue was flat to the prior year. MSR risk management revenue increased $177 million compared with the prior year.
The provision for credit losses, predominantly related to the student and auto loan portfolios, was $46 million, compared with $242 million in the prior year. The current-quarter provision reflected lower net charge-offs and a reduction of $150 million to the allowance for loan losses due to lower estimated losses. Auto loan net charge-offs were $71 million (0.58% net charge-off rate), compared with $148 million (1.30% net charge-off rate) in the prior year. Student loan and other net charge-offs were $114 million (3.10% net charge-off rate), compared with $92 million (2.59% net charge-off rate) in the prior year.
Noninterest expense was $1.7 billion, up by $580 million, or 50%, from the prior year, driven by an increase in default-related expense for the serviced portfolio, including costs associated with foreclosure affidavit-related delays.
Key Metrics and Business Updates:
(All comparisons refer to the prior-year quarter except as noted)
•	Mortgage loan originations were $50.8 billion, up 46% from the prior year and 24% from the prior quarter.

•	Total third-party mortgage loans serviced were $968 billion, down 11% from the prior year and 4% from the prior quarter.

•	Average auto loans were $48.3 billion, up 7% from the prior year; originations were $4.8 billion, down 19% from the prior year and 21% from the prior quarter.
Real Estate Portfolios reported a net loss of $823 million, compared with a net loss of $1.7 billion in the prior year. The improvement was driven by a lower provision for credit losses.
Net revenue was $1.3 billion, down by $217 million, or 14%, from the prior year. The decrease was driven by a decline in net interest income as a result of lower loan balances, reflecting net portfolio runoff.
The provision for credit losses was $2.3 billion, compared with $3.7 billion in the prior year. The current-quarter provision reflected a $2.1 billion increase in the allowance for loan losses for the Washington Mutual purchased credit-impaired loan portfolio. The impairment of the purchased

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credit-impaired portfolio reflected an increase in estimated future credit losses and was largely related to home equity and, to a lesser extent, option ARM loans. The current-quarter provision also reflected a reduction of $1.6 billion in the allowance for the mortgage loan portfolios. This reduction in the allowance for loan losses included the effect of a one-time $632 million adjustment related to the timing of when we recognize charge-offs on delinquent loans. This adjustment was completely offset by an equivalent acceleration of charge-offs, resulting in no net impact on current-period earnings. Absent this one-time adjustment, the allowance for loan losses would have been reduced by $950 million. The remaining reduction of the allowance for the mortgage loan portfolios was the result of an improvement in delinquencies and lower estimated losses.
Net charge-offs were $1.8 billion, including the effect of the one-time $632 million adjustment discussed above. This one-time acceleration of charge-offs was completely offset by an equivalent reduction in the allowance for loan losses, resulting in no net impact on current-period earnings. Absent this one-time adjustment, charge-offs during the quarter would have been $1.2 billion. Current-quarter charge-offs, excluding the one-time adjustment, were down $1.1 billion compared with the prior year. The prior-year provision included an impairment of the option ARM purchased credit-impaired pool of $491 million and an addition to the allowance for loan losses of $1.0 billion in the home equity and mortgage loan portfolios. (For further detail, see RFS discussion of the provision for credit losses.)
Noninterest expense was $413 million, down by $152 million, or 27%, from the prior year, reflecting a decrease in foreclosed asset expense.
Key Metrics and Business Updates:
(All comparisons refer to the prior-year quarter except as noted)
•	Average mortgage loans were $111.4 billion, down by $14.3 billion.

•	Average home equity loans were $114.9 billion, down by $15.1 billion.
CARD SERVICES (CS)(*)

Results for CS				3Q10		4Q09
($ millions)	4Q10	3Q10	4Q09	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net Revenue	$4,246	$4,253	$5,148	($7)	—%	($902)	(18)%
Provision for Credit Losses	671	1,633	4,239	(962)	(59)	(3,568)	(84)
Noninterest Expense	1,514	1,445	1,396	69	5	118	8%
Net Income/(Loss)	$1,299	$735	($306)	$564	77%	$1,605	NM

(*)	Presented on a managed basis. Effective January 1, 2010, JPMorgan Chase adopted accounting guidance that required the Firm to consolidate its Firm-sponsored credit card securitization trusts. As a result, reported and managed basis are equivalent for periods beginning after January 1, 2010. See notes on page 14 for further explanation of managed basis.
Discussion of Results:
Net income was $1.3 billion, compared with a net loss of $306 million in the prior year. The improved results were driven by a lower provision for credit losses, partially offset by lower net revenue.
End-of-period loans were $137.7 billion, a decrease of $25.7 billion, or 16%, from the prior year and an increase of $1.2 billion, or 1%, from the prior quarter. Average loans were $135.6 billion, a decrease of $27.6 billion, or 17%, from the prior year and $4.5 billion, or 3%, from the prior

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quarter. The declines in both end-of-period and average loans compared with the prior year were consistent with expected portfolio runoff.
Net revenue was $4.2 billion, a decrease of $902 million, or 18%, from the prior year. Net interest income was $3.4 billion, down by $869 million, or 20%. The decrease in net interest income was driven by lower average loan balances, the impact of legislative changes and a decreased level of fees. These decreases were offset partially by lower revenue reversals associated with lower charge-offs. Noninterest revenue was $852 million, a decrease of $33 million, or 4%, due to lower revenue from fee-based products.
The provision for credit losses was $671 million, compared with $4.2 billion in the prior year and $1.6 billion in the prior quarter. The current-quarter provision reflected lower net charge-offs and a reduction of $2.0 billion to the allowance for loan losses due to lower estimated losses. The prior-year provision included an addition of $400 million to the allowance for loan losses. Excluding the Washington Mutual portfolio, the net charge-off rate was 7.08%, down from 8.64% in the prior year and 8.06% in the prior quarter; and the 30-day delinquency rate was 3.66%, down from 5.52% in the prior year and 4.13% in the prior quarter. Including the Washington Mutual portfolio, the net charge-off rate was 7.82%, down from 9.33% in the prior year and 8.87% in the prior quarter; the 30-day delinquency rate was 4.07%, down from 6.28% in the prior year and 4.57% in the prior quarter.
Noninterest expense was $1.5 billion, an increase of $118 million, or 8%.
Key Metrics and Business Updates:
(All comparisons refer to the prior-year quarter except as noted)
•	Return on equity was 34% on $15.0 billion of average allocated capital for the quarter.

•	Pretax income to average loans (ROO) was 6.03%, compared with negative 1.18% in the prior year and positive 3.33% in the prior quarter.

•	Excluding the Washington Mutual portfolio, net interest income as a percentage of average loans was 9.16%, down from 9.40% in the prior year and up from 8.98% in the prior quarter. Including the Washington Mutual portfolio, the ratio was 9.93%.

•	New accounts of 3.4 million were opened.

•	Excluding the Washington Mutual portfolio, sales volume was $83.2 billion, an increase of $7.5 billion, or 10%. Including the Washington Mutual portfolio, sales volume was $85.9 billion, an increase of $7.1 billion, or 9%.

•	Merchant processing volume was $127.2 billion on 5.6 billion total transactions processed.

J.P. Morgan Chase & Co.
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COMMERCIAL BANKING (CB)

Results for CB				3Q10		4Q09
($ millions)	4Q10	3Q10	4Q09	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net Revenue	$1,611	$1,527	$1,406	$84	6%	$205	15%
Provision for Credit Losses	152	166	494	(14)	(8)	(342)	(69)
Noninterest Expense	558	560	543	(2)	—	15	3
Net Income	$530	$471	$224	$59	13%	$306	137%
Discussion of Results:
Net income was $530 million, an increase of $306 million, or 137%, from the prior year. The increase was driven by a reduction in the provision for credit losses and higher net revenue.
Net revenue was a record $1.6 billion, up by $205 million, or 15%, compared with the prior year. Net interest income was $1.0 billion, up by $61 million, or 6%, driven by growth in liability balances and wider loan spreads, partially offset by spread compression on liability products and lower loan balances. Noninterest revenue was $607 million, an increase of $144 million, or 31%, driven by net gains on sales of loans and other real estate owned, increased community development investment-related revenue and higher investment banking fees.
Revenue from Middle Market Banking was $781 million, an increase of $21 million, or 3%, from the prior year. Revenue from Commercial Term Lending was $301 million, an increase of $110 million, or 58%. Revenue from Mid-Corporate Banking was $302 million, an increase of $25 million, or 9%. Revenue from Real Estate Banking was $117 million, an increase of $17 million, or 17%.
The provision for credit losses was $152 million, compared with $494 million in the prior year. Net charge-offs were $286 million (1.16% net charge-off rate) and were largely related to commercial real estate, compared with $483 million (1.92% net charge-off rate) in the prior year and $218 million (0.89% net charge-off rate) in the prior quarter. The allowance for loan losses to end-of-period loans retained was 2.61%, down from 3.12% in the prior year and 2.72% in the prior quarter. Nonperforming loans were $2.0 billion, down by $801 million, or 29%, from the prior year and $946 million, or 32%, from the prior quarter, reflecting decreases in commercial real estate.
Noninterest expense was $558 million, an increase of $15 million, or 3%, compared with the prior year, primarily reflecting higher headcount-related expense, partially offset by lower volume-related expense.
Key Metrics and Business Updates:
(All comparisons refer to the prior-year quarter except as noted)
•	Overhead ratio was 35%, compared with 39% in the prior-year quarter.

•	Gross investment banking revenue (which is shared with the Investment Bank) was $347 million, up by $19 million, or 6%.

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•	Average loan balances were $98.4 billion, down by $1.7 billion, or 2%, from the prior year, and up by $1.4 billion, or 1%, from the prior quarter.

•	End-of-period loan balances were $98.9 billion, up by $1.5 billion, or 2%, from the prior year, and up by $781 million, or 1%, from the prior quarter.

•	Average liability balances were $147.5 billion, up by $25.1 billion, or 20%, from the prior year and up $9.7 billion, or 7%, from the prior quarter.
TREASURY & SECURITIES SERVICES (TSS)

Results for TSS				3Q10		4Q09
($ millions)	4Q10	3Q10	4Q09	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net Revenue	$1,913	$1,831	$1,835	$82	4%	$78	4%
Provision for Credit Losses	10	(2)	53	12	NM	(43)	(81)
Noninterest Expense	1,470	1,410	1,391	60	4	79	6
Net Income	$257	$251	$237	$6	2%	$20	8%
Discussion of Results:
Net income was $257 million, an increase of $20 million, or 8%, from the prior year. These results reflected higher net revenue, primarily offset by higher noninterest expense. Net income increased by $6 million, or 2%, compared with the prior quarter, including an increase in depositary receipts revenue reflecting seasonal activity.
Net revenue was $1.9 billion, an increase of $78 million, or 4%, from the prior year. Worldwide Securities Services net revenue was $960 million, an increase of $43 million, or 5%. The increase was driven by higher net interest income, market levels, and net inflows of assets under custody. Treasury Services net revenue was $953 million, an increase of $35 million, or 4%. The increase was driven by higher trade loan and card product volumes.
TSS generated firmwide net revenue1 of $2.6 billion, including $1.7 billion by Treasury Services; of that amount, $953 million was recorded in Treasury Services, $659 million in Commercial Banking and $65 million in other lines of business. The remaining $960 million of firmwide net revenue was recorded in Worldwide Securities Services.
Noninterest expense was $1.5 billion, an increase of $79 million, or 6%, from the prior year. The increase was mainly driven by continued investment in new product platforms, primarily related to international expansion.
Key Metrics and Business Updates:
(All comparisons refer to the prior-year quarter except as noted)
•	Pretax margin[1] was 21%, compared with 20% in the prior year and 21% in the prior quarter.

•	Return on equity was 16% on $6.5 billion of average allocated capital for the quarter.

•	Average liability balances were $256.7 billion, up 2%.

•	Assets under custody were $16.1 trillion, up 8%.

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ASSET MANAGEMENT (AM)

Results for AM				3Q10		4Q09
($ millions)	4Q10	3Q10	4Q09	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net Revenue	$2,613	$2,172	$2,195	$441	20%	$418	19%
Provision for Credit Losses	23	23	58	—	—	(35)	(60)
Noninterest Expense	1,777	1,488	1,470	289	19	307	21
Net Income	$507	$420	$424	$87	21%	$83	20%
Discussion of Results:
Net income was $507 million, an increase of $83 million, or 20%, from the prior year. These results reflected higher net revenue and a lower provision for credit losses, largely offset by higher noninterest expense.
Net revenue was a record $2.6 billion, an increase of $418 million, or 19%, from the prior year. Noninterest revenue was $2.2 billion, up by $409 million, or 22%, due to higher loan originations, net inflows to products with higher margins, the effect of higher market levels and higher performance fees. Net interest income was $381 million, up by $9 million, or 2%, due to higher deposit and loan balances, partially offset by narrower deposit and loan spreads.
Revenue from Private Banking was $1.4 billion, up 18% from the prior year. Revenue from Institutional was $675 million, up 16%. Revenue from Retail was $562 million, up 26%.
Assets under supervision were $1.8 trillion, an increase of $139 billion, or 8%, from the prior year. Assets under management were $1.3 trillion, an increase of $49 billion, or 4%, due to the effect of higher market levels and net inflows in long-term products, largely offset by net outflows in liquidity products. Custody, brokerage, administration and deposit balances were $542 billion, up by $90 billion, or 20%, due to custody and brokerage inflows and the effect of higher market levels.
The provision for credit losses was $23 million, compared with $58 million in the prior year.
Noninterest expense was $1.8 billion, an increase of $307 million, or 21%, from the prior year, primarily resulting from an increase in headcount and higher performance-based compensation.
Key Metrics and Business Updates:
(All comparisons refer to the prior-year quarter except as noted)
•	Pretax margin[1] was 31%, up from 30%.

•	Assets under management reflected net outflows of $2 billion for the quarter; net outflows were $20 billion for the 12 months ended December 31, 2010. For the quarter, net outflows of $25 billion in liquidity products were predominantly offset by net inflows of $23 billion in long-term products.

•	Assets under management ranked in the top two quartiles for investment performance were 80% over 5-years, 72% over 3-years and 67% over 1-year.

•	Customer assets in 4 and 5 Star-rated funds were 49%.

•	Average loans were $42.3 billion, up 17% from the prior year and 7% from the prior quarter.

J.P. Morgan Chase & Co.
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•	End-of-period loans were $44.1 billion, up 17% from the prior year and 6% from the prior quarter.

•	Average deposits were $89.3 billion, up 15% from the prior year and 2% from the prior quarter.
CORPORATE/PRIVATE EQUITY(*)

Results for
Corporate/Private Equity				3Q10		4Q09
($ millions)	4Q10	3Q10	4Q09	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net Revenue	$1,631	$1,584	$2,084	$47	3%	($453)	(22)%
Provision for Credit Losses	2	(3)	9	5	NM	(7)	(78)
Noninterest Expense	1,699	1,274	616	425	33	1,083	176
Net Income	$29	$348	$1,197	($319)	(92)%	($1,168)	(98)%

(*)	This segment includes the results of the Private Equity and Corporate business segments, as well as merger-related items.
Discussion of Results:
Net income was $29 million, compared with net income of $1.2 billion in the prior year.
Private Equity net income was $178 million, compared with $141 million in the prior year. Net revenue was $355 million, an increase of $59 million, driven by higher private equity gains. Noninterest expense was $77 million, an increase of $1 million from the prior year.
Corporate reported a net loss of $149 million, compared with net income of $1.1 billion in the prior year. Net revenue was $1.3 billion, including $1.2 billion of securities gains. Noninterest expense reflected an increase of $1.5 billion for litigation reserves, predominantly for mortgage-related matters.
JPMORGAN CHASE (JPM)(*)

Results for JPM				3Q10		4Q09
($ millions)	4Q10	3Q10	4Q09	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net Revenue	$26,722	$24,335	$25,236	$2,387	10%	$1,486	6%
Provision for Credit Losses	3,043	3,223	8,901	(180)	(6)	(5,858)	(66)
Noninterest Expense	16,043	14,398	12,004	1,645	11	4,039	34
Net Income	$4,831	$4,418	$3,278	$413	9%	$1,553	47%

(*)	Presented on a managed basis. Effective January 1, 2010, JPMorgan Chase adopted accounting guidance that required the Firm to consolidate its Firm-sponsored credit card securitization trusts. As a result, reported and managed basis are equivalent for periods beginning after January 1, 2010. See notes on page 14 for further explanation of managed basis. Net revenue on a U.S. GAAP basis was $26,098 million, $23,824 million, and $23,164 million for the fourth quarter of 2010, third quarter of 2010 and fourth quarter of 2009, respectively.
Discussion of Results:
Net income was $4.8 billion, up by $1.6 billion, or 47%, from the prior year. The increase in earnings was driven by a significantly lower provision for credit losses and higher net revenue, largely offset by higher noninterest expense.
Net revenue was $26.7 billion, an increase of $1.5 billion, or 6%, from the prior year. Noninterest revenue was $14.5 billion, up by $3.7 billion, or 34%, from the prior year; the increase was driven by higher principal transactions revenue, largely reflecting higher trading results, and higher

J.P. Morgan Chase & Co.
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mortgage fees and related income. Net interest income was $12.2 billion, down by $2.2 billion, or 15%, driven by lower loan and securities balances.
The provision for credit losses was $3.0 billion, down by $5.9 billion, or 66%, from the prior year. The total consumer provision for credit losses was $3.1 billion, compared with $8.5 billion in the prior year. The decrease in the provision reflected reductions in the allowance for credit losses for the mortgage and credit card portfolios as a result of improved delinquency trends and lower estimated losses; this was partially offset by an increase in the allowance for credit losses associated with the Washington Mutual purchased credit-impaired loan portfolio. The impairment of the purchased credit-impaired portfolio reflected an increase in estimated future credit losses and was largely related to home equity and, to a lesser extent, option ARM loans. Consumer net charge-offs1 were $4.8 billion, compared with $6.6 billion in the prior year, resulting in net charge-off rates of 4.89% and 6.05%, respectively. The wholesale provision for credit losses was a benefit of $86 million, compared with an expense of $421 million in the prior year; the improvement reflected a reduction in the allowance for credit losses, reflecting continued improvement in the credit quality of the commercial and industrial loan portfolio and reduced net charge-offs. Wholesale net charge-offs were $271 million, compared with $1.2 billion in the prior year, resulting in net charge-off rates of 0.49% and 2.31%, respectively. The Firm’s allowance for loan losses to end-of-period loans retained1 was 4.46%, compared with 5.51% in the prior year. The Firm’s nonperforming assets totaled $16.6 billion at December 31, 2010, down from the prior-year level of $19.7 billion and from the prior-quarter level of $17.7 billion.
Noninterest expense was $16.0 billion, up by $4.0 billion, or 34%, largely due to increased litigation reserves, including those for mortgage-related matters.
Key Metrics and Business Updates:
(All comparisons refer to the prior-year quarter except as noted)
•	Tier 1 Common ratio was 9.8% at December 31, 2010 (estimated), 9.5% at September 30, 2010, and 8.8% at December 31, 2009.

•	Headcount was 239,831, an increase of 17,515, or 8%.

J.P. Morgan Chase & Co.
News Release
1.	Notes on non-GAAP financial measures:
a. In addition to analyzing the Firm’s results on a reported basis, management reviews the Firm’s results and the results of the lines of business on a “managed” basis, which is a non-GAAP financial measure. The Firm’s definition of managed basis starts with the reported U.S. GAAP results and includes certain reclassifications to present total net revenue for the Firm (and each of the business segments) on a fully taxable-equivalent basis. Accordingly, revenue from tax-exempt securities and investments that receive tax credits is presented in the managed results on a basis comparable to taxable securities and investments. This non-GAAP financial measure allows management to assess the comparability of revenue arising from both taxable and tax-exempt sources. The corresponding income tax impact related to these items is recorded within income tax expense. These adjustments have no impact on net income as reported by the Firm as a whole or by the lines of business.
Prior to January 1, 2010, the Firm’s managed-basis presentation also included certain reclassification adjustments that assumed credit card loans securitized by CS remained on the balance sheet. Effective January 1, 2010, the Firm adopted accounting guidance required the Firm to consolidate its Firm-sponsored credit card securitizations trusts. The income, expense and credit costs associated with these securitization activities are now recorded in the 2010 Consolidated Statements of Income in the same classifications that were previously used to report such items on a managed basis. As a result of the consolidation of the credit card securitization trusts, reported and managed basis relating to credit card securitizations are equivalent for periods beginning after January 1, 2010.
As stated above, the presentation in 2009 of CS results on a managed basis assumed that credit card loans that had been securitized and sold in accordance with U.S. GAAP remained on the Consolidated Balance Sheets, and that the earnings on the securitized loans were classified in the same manner as the earnings on retained loans recorded on the Consolidated Balance Sheets. JPMorgan Chase had used this managed-basis information to evaluate the credit performance and overall financial performance of the entire managed credit card portfolio. Operations were funded and decisions were made about allocating resources, such as employees and capital, based on managed financial information. In addition, the same underwriting standards and ongoing risk monitoring are used for both loans on the Consolidated Balance Sheets and securitized loans. Although securitizations result in the sale of credit card receivables to a trust, JPMorgan Chase retains the ongoing customer relationships, as the customers may continue to use their credit cards; accordingly, the customer’s credit performance affects both the securitized loans and the loans retained on the Consolidated Balance Sheets. JPMorgan Chase believed that this managed-basis information was useful to investors, as it enabled them to understand both the credit risks associated with the loans reported on the Consolidated Balance Sheets and the Firm’s retained interests in securitized loans.
b. The ratio for the allowance for loan losses to end-of-period loans excludes the following: loans accounted for at fair value and loans held-for-sale; purchased credit-impaired loans; the allowance for loan losses related to purchased credit-impaired loans; and, loans from the Washington Mutual Master Trust, which were consolidated on the Firm’s balance sheet at fair value during the second quarter of 2009. Additionally, Real Estate Portfolios net charge-off rates exclude the impact of purchased credit-impaired loans. The allowance for loan losses related to the purchased credit-impaired portfolio totaled $4.9 billion, $2.8 billion and $1.6 billion at December 31, 2010, September 30, 2010, and December 31, 2009, respectively.
c. The Basel I Tier 1 common ratio is Tier 1 common divided by risk-weighted assets. Tier 1 common is defined as Tier 1 capital less elements of capital not in the form of common equity — such as perpetual preferred stock, noncontrolling interests in subsidiaries and trust preferred capital debt securities. Tier 1 common, a non-GAAP financial measure, is used by banking regulators, investors and analysts to assess and compare the quality and composition of the Firm’s capital with the capital of other financial services companies. The Firm uses Tier 1 common along with the other capital measures to assess and monitor its capital position.
d. Headcount-related expense includes salary and benefits (excluding performance-based incentives), and other noncompensation costs related to employees.
e. Treasury & Securities Services firmwide metrics include certain TSS product revenue and liability balances reported in other lines of business related to customers who are also customers of those other lines of business. In order to capture the firmwide impact of Treasury Services and TSS products and revenue, management reviews firmwide metrics such as liability balances, revenue and overhead ratios in assessing financial performance for TSS. Firmwide metrics are necessary, in management’s view, in order to understand the aggregate TSS business.

J.P. Morgan Chase & Co.
News Release
f. Pretax margin represents income before income tax expense divided by total net revenue, which is, in management’s view, a comprehensive measure of pretax performance derived by measuring earnings after all costs are taken into consideration. It is, therefore, another basis that management uses to evaluate the performance of TSS and AM against the performance of their respective competitors.

J.P. Morgan Chase & Co.
News Release
JPMorgan Chase & Co. (NYSE: JPM) is a leading global financial services firm with assets of $2.1 trillion and operations in more than 60 countries. The Firm is a leader in investment banking, financial services for consumers, small-business and commercial banking, financial transaction processing, asset management and private equity. A component of the Dow Jones Industrial Average, JPMorgan Chase & Co. serves millions of consumers in the United States and many of the world’s most prominent corporate, institutional and government clients under its J.P. Morgan and Chase brands. Information about JPMorgan Chase & Co. is available at www.jpmorganchase.com.
JPMorgan Chase & Co. will host a conference call today at 9:00 a.m. (Eastern Time) to review fourth-quarter financial results. The general public can access the call by dialing (866) 541-2724 or (877) 368-8360 in the U.S. and Canada, or (706) 634-7246 for international participants. The live audio webcast and presentation slides will be available at the Firm’s website, www.jpmorganchase.com, under Investor Relations, Investor Presentations.
A replay of the conference call will be available beginning at approximately noon on Friday, January 14, through midnight, Friday, January 28, by telephone at (800) 642-1687 (U.S. and Canada) or (706) 645-9291 (international); use Conference ID #30922841. The replay will also be available via webcast on www.jpmorganchase.com under Investor Relations, Investor Presentations. Additional detailed financial, statistical and business-related information is included in a financial supplement. The earnings release and the financial supplement are available at www.jpmorganchase.com.
This earnings release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based upon the current beliefs and expectations of JPMorgan Chase & Co.’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. Factors that could cause JPMorgan Chase & Co.’s actual results to differ materially from those described in the forward-looking statements can be found in JPMorgan Chase & Co.’s Annual Report on Form 10-K for the year ended December 31, 2009, and Quarterly Reports on Form 10-Q for the quarters ended September 30, 2010, June 30, 2010, and March 31, 2010, which have been filed with the U.S. Securities and Exchange Commission and are available on JPMorgan Chase & Co.’s website (www.jpmorganchase.com) and on the Securities and Exchange Commission’s website (www.sec.gov). JPMorgan Chase & Co. does not undertake to update the forward-looking statements to reflect the impact of circumstances or events that may arise after the date of the forward-looking statements.

JPMORGAN CHASE & CO.
CONSOLIDATED FINANCIAL HIGHLIGHTS
(in millions, except per share, ratio and headcount data)

	QUARTERLY TRENDS						FULL YEAR
					4Q10 Change				2010 Change
	4Q10		3Q10	4Q09	3Q10	4Q09	2010	2009	2009
SELECTED INCOME STATEMENT DATA:
Reported Basis
Total net revenue	$26,098		$23,824	$23,164	10%	13%	$102,694	$100,434	2%
Total noninterest expense	16,043		14,398	12,004	11	34	61,196	52,352	17
Pre-provision profit	10,055		9,426	11,160	7	(10)	41,498	48,082	(14)
Provision for credit losses	3,043		3,223	7,284	(6)	(58)	16,639	32,015	(48)
Income before extraordinary gain	4,831		4,418	3,278	9	47	17,370	11,652	49
Extraordinary gain (a)	—		—	—	—	—	—	76	NM
NET INCOME	4,831		4,418	3,278	9	47	17,370	11,728	48

Managed Basis (b)
Total net revenue	$26,722		$24,335	$25,236	10	6	$104,842	$108,647	(4)
Total noninterest expense	16,043		14,398	12,004	11	34	61,196	52,352	17
Pre-provision profit	10,679		9,937	13,232	7	(19)	43,646	56,295	(22)
Provision for credit losses	3,043		3,223	8,901	(6)	(66)	16,639	38,458	(57)
Income before extraordinary gain	4,831		4,418	3,278	9	47	17,370	11,652	49
Extraordinary gain (a)	—		—	—	—	—	—	76	NM
NET INCOME	4,831		4,418	3,278	9	47	17,370	11,728	48

PER COMMON SHARE DATA:
Basic Earnings
Income before extraordinary gain	1.13		1.02	0.75	11	51	3.98	2.25	77
Net income	1.13		1.02	0.75	11	51	3.98	2.27	75

Diluted Earnings
Income before extraordinary gain	1.12		1.01	0.74	11	51	3.96	2.24	77
Net income	1.12		1.01	0.74	11	51	3.96	2.26	75

Cash dividends declared	0.05		0.05	0.05	—	—	0.20	0.20	—
Book value	43.04		42.29	39.88	2	8	43.04	39.88	8
Closing share price	42.42		38.06	41.67	11	2	42.42	41.67	2
Market capitalization	165,875		149,418	164,261	11	1	165,875	164,261	1

COMMON SHARES OUTSTANDING:
Weighted-average diluted shares (c)	3,935.2		3,971.9	3,974.1	(1)	(1)	3,976.9	3,879.7	3
Common shares at period-end	3,910.3		3,925.8	3,942.0	—	(1)	3,910.3	3,942.0	(1)

FINANCIAL RATIOS: (d)
Net income:
Return on common equity (“ROE”)	11%		10%	8%			10%	6%
Return on tangible common equity (“ROTCE”) (e)	16		15	12			15	10
Return on assets (“ROA”)	0.92		0.86	0.65			0.85	0.58

CAPITAL RATIOS:
Tier 1 capital ratio	12.1	(h)	11.9	11.1
Total capital ratio	15.5	(h)	15.4	14.8
Tier 1 common capital ratio (f)	9.8	(h)	9.5	8.8

SELECTED BALANCE SHEET DATA (Period-end) (g)
Total assets	$2,117,605		$2,141,595	$2,031,989	(1)	4	$2,117,605	$2,031,989	4
Wholesale loans	227,633		220,597	204,175	3	11	227,633	204,175	11
Consumer loans	465,294		469,934	429,283	(1)	8	465,294	429,283	8
Deposits	930,369		903,138	938,367	3	(1)	930,369	938,367	(1)
Common stockholders’ equity	168,306		166,030	157,213	1	7	168,306	157,213	7
Total stockholders’ equity	176,106		173,830	165,365	1	6	176,106	165,365	6

Deposits-to-loans ratio	134%		131%	148%			134%	148%

Headcount	239,831		236,810	222,316	1	8	239,831	222,316	8

LINE OF BUSINESS NET INCOME/(LOSS)
Investment Bank	$1,501		$1,286	$1,901	17	(21)	$6,639	$6,899	(4)
Retail Financial Services	708		907	(399)	(22)	NM	2,526	97	NM
Card Services	1,299		735	(306)	77	NM	2,074	(2,225)	NM
Commercial Banking	530		471	224	13	137	2,084	1,271	64
Treasury & Securities Services	257		251	237	2	8	1,079	1,226	(12)
Asset Management	507		420	424	21	20	1,710	1,430	20
Corporate/Private Equity	29		348	1,197	(92)	(98)	1,258	3,030	(58)

NET INCOME	$4,831		$4,418	$3,278	9	47	$17,370	$11,728	48

(a)	On September 25, 2008, JPMorgan Chase acquired the banking operations of Washington Mutual Bank. The acquisition resulted in negative goodwill, and accordingly, the Firm recognized an extraordinary gain. A preliminary gain of $1.9 billion was recognized at December 31, 2008. The final total extraordinary gain that resulted from the Washington Mutual transaction was $2.0 billion.

(b)	For further discussion of managed basis, see Note a. on page 14.

(c)	On June 5, 2009, the Firm issued $5.8 billion, or 163 million shares, of its common stock at $35.25 per share.

(d)	Quarterly ratios are based upon annualized amounts.

(e)	The Firm uses return on tangible common equity, a non-GAAP financial measure, to evaluate the Firm’s use of equity and to facilitate comparisons with competitors. For further discussion of ROTCE, see page 42 of the Earnings Release Financial Supplement.

(f)	Tier 1 common capital ratio is Tier 1 common capital divided by risk-weighted assets. The Firm uses Tier 1 common capital along with the other capital measures to assess and monitor its capital position. For further discussion of Tier 1 common capital ratio, see page 42 of the Earnings Release Financial Supplement.

(g)	Effective January 1, 2010, the Firm adopted new guidance that amended the accounting for the transfer of financial assets and the consolidation of variable interest entities (“VIEs”). Upon adoption of the new guidance, the Firm consolidated its Firm-sponsored credit card securitization trusts, Firm-administered multi-seller conduits and certain other consumer loan securitization entities, primarily mortgage-related, adding $87.7 billion and $92.2 billion of assets and liabilities, respectively, and decreasing stockholders’ equity and the Tier I capital ratio by $4.5 billion and 34 basis points, respectively. The reduction to stockholders’ equity was driven by the establishment of an allowance for loan losses of $7.5 billion (pretax) primarily related to receivables held in credit card securitization trusts that were consolidated at the adoption date. For further details regarding the Firm’s application and impact of the new accounting guidance, see Note 14 on pages 130-131, Note 15 on pages 131-142 and Note 22 on pages 149-152 of JPMorgan Chase’s March 31, 2010, Form 10-Q.

(h)	Estimated.